Exhibit 99.1

IA GLOBAL RECEIVES CONTINUED LISTING LETTER FROM AMEX

TAMPA, FL January 16, 2007/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) On January 11, 2007, IA Global, Inc. (the “Company”) received notice that the Listing Qualification Panel of the American Stock Exchange (“AMEX”) Committee on Securities (“Oral Hearing Panel”) had accepted the plan submitted by the Company at the Oral Hearing held on October 31, 2006. The Company was given an extension of its listing through the filing of its December 31, 2006 Form 10-K on approximately March 31, 2007 in accordance with Section 1009 (e) of the AMEX Company Guide.

With the closing of the ASFL transaction on October 19, 2006 and the projected increased revenues in its Global Hotline business from its new 2006 and 2007 contracts, the Company is in compliance with the AMEX continued listing standards and its common stock continues to trade on AMEX.

The Company’s President, Mark Scott, said, “The Company is pleased with the decision from the Oral Hearing Panel which allows our common stock to trade on AMEX.”

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Asian Pacific companies that operate in the telecommunication and finance markets. We own 100% of Global Hotline, Inc. (“Global Hotline”), which operates call centers and is a reseller of telephone and broadband lines and medical insurance in Japan. We own 36% of Australian Secured Financial Limited (“ASFL”) which raises funds through the issuance of debentures in Australia and provides short term loans for the purpose of business or investment in Australia that are secured by real property.

For further information, contact:

Mark Scott, President and CFO

IA Global, Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Specifically, the comments concerning the projected increase in Global Hotline revenues and compliance with the continued listing standards are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations, projections of revenues and profitability for the significant contracts and the inability to negotiate a favorable settlement on the penalties. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.